UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): July 17, 2008

HEARTLAND, INC.
(Exact name of registrant as specified in charter)

Maryland	000-27045	36-4286069
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1501 Cumberland Gap Parkway
Middlesboro, KY  40965
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 606-248-7323

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On July 17, 2008, Heartland, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) with Lee Oil Company, Inc. (“Lee Oil”), Lee’s Food Marts, LLC (“Lee Food”) and Lee Enterprises, Inc. (“Lee” and together with Lee Oil and Lee Food, the “Lee Companies”) and the owners of the Lee Companies (the “Lee Sellers”) pursuant to which the Lee Sellers agreed to sell and the Company agreed to purchase the Lee Companies on or prior to September 30, 2008 unless extended.  Terry, the CEO and Chairman of the Company, is also an owner of the Lee Companies.  Mr. Lee abstained from all activity in connection with the negotiation or structuring of the acquisition.

The purchase price for the Lee Companies $3,250,000 in cash, 2,500,000 shares of the Company and a promissory note for $3,250,000 with a 20 year amortization with a fixed interest rate of 8% with a monthly payment of $27,184.30 beginning 30 days from closing and continuing monthly until paid in full secured by all collateral, which such security shall be second in priority to the Company’s lender that finances the transaction.  Sellers have agreed to refrain September 30, 2008 from soliciting, initiating, encouraging, or accepting any proposal relating to the liquidation, purchase or sale of the Lee Companies or from participating in any negotiations or discussions relating to these matters.  Except for the exclusivity and choice of law provisions, this LOI is non-binding.

The LOI calls for the completion of definitive documentation and completion of due diligence prior to September 30, 2008.  Final closing is subject to approval of the final definitive agreements by the Boards of Directors of the Company.  There is no guarantee that the parties will reach a final agreement, that the Company will be able to raise the required funds to close the transaction or that the transaction will close on the terms set forth as agreed in the LOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND, INC.

Date: July 18, 2008	By:	/s/ Thomas Miller
Name: Thomas Miller
Title: Vice President